                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                              Commission File Number:  000-29153

|  | Form 10-K and Form 10-KSB        |  | Form 11-K
|  | Form 20-F      |X| Form 10-Q and Form 10-QSB      |  | Form N-SAR

         For the period ended March 31, 2000

|  |  Transition Report on Form 10-K and Form 10-KSB
|  |  Transition Report on Form 20-F
|  |  Transition Report on Form 11-K
|  |  Transition Report on Form 10-Q and Form 10-QSB
|  |  Transition Report on Form N-SAR

         For the transition period ended ____________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which notification relates:

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                                     PART I

                             REGISTRANT INFORMATION

Full name of registrant:    Walnut Valley Ventures, Inc.

Former name if applicable:

Address of principal
executive office:          5505 N. Indian Trail

City, State and Zip Code:  Tucson, Arizona 85750





                                     PART II

                             RULE 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

         |X| (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         |X| (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         |X| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                    PART III

                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant's quarterly report on Form 10-QSB could not be filed within the prescribed time period because the financial statements required to be reviewed by the Registrant's independent auditor have not been completed.





                                     PART IV

                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:
                  Daniel Hodges                     (520)              577-1516
                  -----------                ---------------------------------
                  (Name)                     (Area Code)      (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              | x | YES  |  | No


         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               |  | YES | X | No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Explanation:
         -----------


                  N/A

                          Walnut Valley Ventures, Inc.

                   (Name of Registrant as Specified in Charter)

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     May 16, 2000                      By /s/    Daniel L. Hodges
                                                     ------------------
                                                     Daniel L. Hodges

                                                President